FILED # C20970-00

APR 1 1 2002

IN THE OFFICE OF
DEAN HELLER, SECRETARY OF STATE

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION OF
Kellys Coffee Group, Inc.

Pursuant to Section 78.320 of the Nevada Revised Statutes, the undersigned persons, desiring to amend the Articles of Incorporation of Kellys Coffee Group, Inc., under the laws of the State of Nevada, do hereby sign, verify, and deliver to the office of the Secretary of State of the State of Nevada this Amendment to the Articles of Incorporation for the above-named company (hereinafter referred to as the "Company"):

Pursuant to the provisions of Section 78.320, the amendment contained herein was duly approved and adopted by a majority of shareholders and by the board of directors of Kellys.

FIRST: The Articles of Incorporation of the Company were first filed and approved by the Office of the Secretary of State of the State of Nevada on August 3, 2000.

SECOND: The following amendment to change the name of the Company to Nexia Holdings, Inc., was adopted by 269,292,540 shares, or 86.9 %, of the issued and outstanding shares of common stock entitled to approve such amendment.

THIRD: Article First of the Articles of Incorporation of the Company is amended and stated in its entirety to read as follows:

"**FIRST:** The name of the Company shall be Nexia Holdings, Inc.

DATED this 19 day of March, 2002.

Richard D. Surber, President, and Director

AFFIDAVIT

State of Utah
)ss:
County of Salt Lake

Edward T. Wells, being duly sworn, deposes and says:

1. I am the Vice President of Kelly's Coffee Group, Inc. ("Kelly's"), a Nevada corporation.

2. I hereby consent to filing with the Nevada Secretary of State the Amendment of March 19, 2002 to the Articles of Incorporation of Kelly's, providing for a corporate name change to Nexia Holdings, Inc.

3. I make this Affidavit in response to a request therefor submitted by the Nevada Secretary of State under date of March 28, 2002.

Edward T. Wells
Edward T. Wells

Sworn to before me this 2 day of April, 2002.

Notary Public

RUSSELL D. HARRIS
NOTARY PUBLIC • STATE OF UTAH
5286 SO. 320 WEST #A116
MURRAY, UT. 84107
COMM. EXP. 9-20-2004